Exhibit 10.4

KINDRED DEFERRED COMPENSATION PLAN

Third Amendment and Restatement

Effective as of January 1, 2009

(to address final Code Section 409A regulations)

Purpose and History

This Plan is designed to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Kindred Healthcare, Inc., a Delaware corporation, and its subsidiaries and affiliates. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

This Plan was originally adopted as the Vencor, Inc. Deferred Compensation Plan, effective as of January 1, 1996 (the “1996 Plan”). It was assumed by the current sponsoring company pursuant to an Employee Benefits Agreement in connection with the April 30, 1998 spin off between Vencor, Inc. (predecessor of a company currently called Ventas, Inc.) and Vencor Healthcare, Inc., after which spin off, Vencor Healthcare, Inc. changed its name to Vencor, Inc. At that time, the Plan was restated (the “1998 Plan”).

Vencor, Inc. later amended the 1998 Plan twice, including, in an amendment effective April 16, 2002, to change the name of the Plan to the Kindred Deferred Compensation Plan when Vencor, Inc.’s name changed, and, in an amendment effective March 29, 1999, to provide for the cessation of deferrals under the Plan at the discretion of the Committee and a one-time withdrawal of benefits. The Committee exercised this discretion to cease deferrals, and Participants’ ability to make deferrals under the Plan was suspended effective April 29, 1999.

In 2004, Kindred Healthcare, Inc. (the “Company”) decided to use this Plan again to provide deferral opportunities to certain of its eligible employees, consistent with the parameters of newly-adopted Section 409A of the Code. Therefore, an amended and restated Plan was adopted by the Board in October 2004, to allow deferrals by Participants, matching contributions by the Employers participating herein, and to make certain changes in design, all effective as of January 1, 2005, and then it was amended again in 2006 by a Second Amendment and Restatement to address proposed regulations and other guidance issued by the Internal Revenue Service under Code Section 409A. Now, the Company wishes to amend the Plan to reflect additional changes required under the final Code Section 409A regulations, as of their January 1, 2009 effective date, having complied in good faith in language and operation prior to that date. Any individual who was a Participant with an Account Balance in the Plan immediately prior to the effective date of this restatement shall continue to be a Participant in the Plan on and after such effective date.

ARTICLE I

DEFINITIONS

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean with respect to a Participant the sum of (i) his or her Deferral Amount, plus (ii) his or her Employer contributions, contributed under Section 3.2 hereof, plus (iii) interest credited in accordance with all the applicable interest crediting provisions of this Plan, less (iv) all distributions. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to this Plan.

1.2	“Annual Enrollment Period” shall mean with respect to any Plan Year the period prior to the first day of the Plan Year (or, in the case of those notified of first eligibility during a Plan Year, the period ending 30 days thereafter) during which (i) any Employee who has been notified by the Committee of his or her eligibility to enroll in the Plan must enroll in accordance with Article 2 in order to make deferrals for the Plan Year and (ii) any other Participant who is eligible to make deferrals under the Plan must return his or her Election Form to the Committee in order to make deferrals for the Plan Year.

1.3	“Annual Short-Term Incentive” shall mean any compensation, in addition to Base Annual Salary, paid annually to a Participant for services performed during a Plan Year and designated as an “Annual Short-Term Incentive” or “STI” under rules adopted by the Committee.

1.4	“Annual Deferral Amount” shall mean with respect to a Participant that portion of the Participant’s Base Annual Salary to be paid during a Plan Year and the Participant’s Annual Short-Term Incentive that relates to services performed during a Plan Year that the Participant elects to have and actually is deferred in accordance with Article 3, for any one Plan Year. In the event that deferrals cease due to a Participant’s Retirement, Unforeseeable Financial Emergency, Disability, death, unpaid leave of absence or Termination of Employment prior to the end of a Plan Year, the Annual Deferral Amount for such Plan Year shall be the actual amount deferred and withheld from amounts earned for periods prior to such event or determination.

1.5	“Base Annual Salary” shall mean, for any Plan Year or part thereof during which an Employee is eligible to make deferrals under this Plan (which shall not include compensation payable for periods after a Termination of Employment, such as severance pay, but shall include vacation time earned but not yet paid as of the last day at work), total compensation paid to an Employee by an Employer that is includible in the Employee’s gross income, including bonuses (other than amounts considered part of the Annual Short-Term Incentive, Gross-Up Portion, or the “long-term incentive compensation” excluded below), commissions and overtime, but excluding (i) reimbursements or other expense allowances, (ii) fringe benefits (cash and noncash), (iii) moving expenses, (iv) welfare benefits, (v) amounts realized from the exercise of a non-qualified stock option (or the lifting of restrictions on restricted stock) or the sale or exchange of stock acquired under a qualified stock option, (vi) the Gross-Up Portion of incentive awards as described in Section 3.1(a) of the Kindred 401(k) Plan and (vii) any amounts that are designated as “long-term incentive compensation” pursuant to rules adopted by the Committee. Notwithstanding the foregoing definition and exclusions, Base Annual Salary shall include any amounts deducted pursuant to Code Sections 125 (flexible benefit plans), 402(a)(8) (salary redirection), 402(h)(1)(B) (simplified employee plan), 132(f) (qualified transportation expenses) and 403(b).

1.6	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7	“Beneficiary Designation Form” shall mean the form or electronic beneficiary designation process established from time to time by the Committee that a Participant uses to designate one or more Beneficiaries.

1.8	“Board” shall mean the Board of Directors of the Company.

1.9	“Claimant” shall have the meaning set forth in Section 15.1.

1.10	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.11	“Committee” shall mean the committee described in Article 13.

1.12	“Company” shall mean Kindred Healthcare, Inc., a Delaware corporation.

1.13	“Crediting Rate” shall mean for any Plan Year, an interest rate determined by the Committee prior to the first day of the Plan Year, which shall be a fixed rate equal to 100% of the interest rate published in Moody’s Bond Record under the heading “Moody’s Corporate Bond Yield Baa Average” for the month of October preceding the first day of the Plan Year.

1.14	“Death Benefit” shall mean the benefit described in Article 7.

1.15	“Deferral Amount” shall mean with respect to a Participant the sum of all of the Participant’s Annual Deferral Amounts.

1.16	“Disability” shall mean a period of disability during which a Participant qualifies for benefit payments under the long-term disability plan maintained by his or her Employer.

1.17	“Election Form” shall mean the form or electronic enrollment process established from time to time by the Committee that a Participant uses to make an election under the Plan.

1.18	“Employee” shall mean a person who is classified as a common law employee of any Employer and who is paid through the normal payroll system of such Employer, except that the term “Employee” shall not include any person who is classified on the payroll records of his or her Employer as a per diem employee.

1.19

“Employer” shall mean (i) the Company and all of the legal entities that are part of a controlled group or affiliated service group with the Company pursuant to the provisions of Code Sections 414 (b), (c), (m) or (o); (ii) any partnership in which the Company or a wholly owned subsidiary of the Company owns an interest; (iii) any entity that has entered into a contract with the Company or a subsidiary for the receipt of management services at one or more facilities owned by such entity if the entity has been selected by the Committee to participate in the Plan; and (iv) any entity which with the consent of the Board becomes a participating Employer hereunder. Obligations of each Employer hereunder shall be separate except where Kindred Healthcare, Inc. has by specific action of its Board of Directors or other written agreement executed by a duly authorized officer agreed that it and/or its wholly-owned subsidiaries will undertake joint and several liability.

1.20	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.21	“Participant” shall mean any Employee (i) who is selected to participate in the Plan based on the eligibility requirements set forth in Article 2; (ii) who elects to participate in the Plan and meets all enrollment requirements set forth in Article 2, including timely completing an Election Form; (iii) whose completed Election Form is accepted by the Committee; (iv) who commences participation in the Plan in accordance with Article 2; and (v) whose Account Balance has not been fully distributed. The term “Participant” also shall include any former Employee or any Employee who is no longer eligible to make deferrals under the Plan but who still has an Account Balance hereunder.

1.22	“Plan” shall mean this Kindred Deferred Compensation Plan, evidenced by this instrument as may be amended from time to time.

1.23	“Plan Year” shall mean the twelve month period beginning on January 1 and ending on December 31.

1.24	“Retirement” for all Participants shall mean, effective when new elections are given to Participants in the 1998 Plan in accordance with Section 18.17, a Participant’s Termination of Employment occurring on or after the Participant attains age 55 for any reason other than death.

1.25	“Retirement Benefit” shall mean the Retirement benefit described in Article 6.

1.26	“Termination Benefit” shall mean the Termination of Employment benefit described in Article 6.

1.27

“Termination of Employment” shall mean the voluntary or involuntary severance from employment with all Employers, for any reason other than death, prior to the attainment of the applicable age for Retirement. That severance shall be deemed to occur on the date the Company and the Participant reasonably anticipate that (i) the Participant will not perform any further services for any Employer, or (ii) the level of bona fide services performed after that date (as an employee or independent contractor, except that service as a member of the board of directors of any Employer is not counted unless termination benefits under this Plan are aggregated with benefits under any other Employer plan or agreement in which the Participant also participates as a director) will permanently decrease to less than 20% of the average level of bona fide services performed over the previous 36 months (or if shorter over the duration of service). The Participant will not be treated as having a Termination of Employment while on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which the Participant has a reemployment right with the Employer by statute or contract. If a bona fide leave of absence extends beyond six months, a Termination of Employment will be deemed to occur on the first day after the end of such six month period, or on the day after the Participant’s statutory or contractual reemployment right lapses, if later. The Committee will determine whether a Termination of Employment has occurred based on all relevant facts and circumstances, in accordance with Treasury Regulation §1.409A-1(h).

1.28	“Trust” shall mean a grantor or “rabbi” trust within the meaning of Code Section 671, the assets of which shall at no time be located outside the United States.

1.29	“Unforeseeable Financial Emergency” shall mean a severe financial hardship to a Participant arising as a result of events beyond the control of the Participant and resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant (as defined in Code Section 152(a)); (ii) a loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances, all as determined in the sole discretion of the Committee in accordance with the Code.

ARTICLE 2

ELIGIBILITY, ENROLLMENT AND PARTICIPATION

2.1	Selection by Committee of Eligible Employees. Participation in the Plan shall be limited to a select group of management or highly compensated Employees. Prior to the Annual Enrollment Period for each Plan Year, the Committee shall determine which Employees will be eligible to participate in the upcoming Plan Year (generally based on whom it expects will qualify as “highly compensated employees” of an Employer within the meaning of Code Section 414(q) for the next following Plan Year, to the extent such determination is consistent with the criteria in the first sentence of this Section) and shall notify such Employees of their eligibility to enroll in the Plan during the Annual Enrollment Period. An Employee who is not notified of his or her eligibility to participate in the Plan prior to the first day of a Plan Year may be permitted to enroll during a Plan Year, provided that such Employee has never been previously eligible in this or any of account-balance Plan of deferred compensation sponsored by the Employer, and that, once so determined and notified in writing of the Employee’s eligibility, the Employee completes all enrollment requirements within 30 days thereafter. Any deferral election made after a Plan Year begins shall apply to (i) Base Annual Salary that relates to services performed after the Employee commences participation under Section 2.3, and (ii) a pro rata portion of STI, determined by multiplying the total amount of STI earned during the Plan Year by a fraction, the numerator of which equals the number of days the Employee is employed by an Employer during the Plan Year after participation commences under Section 2.3, and the denominator of which equals the total number of days the Employee is employed by an Employer during the Plan Year.

2.2

Enrollment Requirements. Employees determined by the Committee to be eligible to enroll in the Plan in accordance with Section 2.1 may enroll by completing and delivering, in the mode approved by the Committee, an Election Form prior to the end of each applicable Annual Enrollment Period, which form for the first Annual Enrollment Period for each Participant shall also provide for an election (to apply to the entire Account Balance) of the form of payment of benefits hereunder upon Retirement. Notwithstanding the foregoing, the Committee may establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary or appropriate.

2.3	Commencement of Participation. Participation in this Plan shall commence on the first day of the first Plan Year after the Committee receives and accepts the Employee’s completed Election Form, except in the case of Employees notified of eligibility for the first time during a Plan Year, in which case, eligibility shall be effective, if the enrollment requirements are met, 30 days following notification of eligibility. If an Employee fails to meet the enrollment requirements in Section 2.2 prior to the end of any applicable Annual Enrollment Period, such Employee shall not commence or continue participation in the Plan until the first day of the first Plan Year beginning after such requirements are met.

2.4	Eligibility: Cessation of Deferrals. Except as otherwise provided herein, a Participant’s deferrals of Base Annual Salary and Annual Short-Term Incentive under the Plan shall cease upon the earlier of: (i) the first day of the first Plan Year after the Participant fails to complete and return to the Committee an Election Form during the Annual Enrollment Period for such Plan Year; (ii) the first day of the first Plan Year following the suspension of deferrals by the unilateral action of the Committee, which action must apply uniformly to all similarly-situated groups of Participants; (iii) upon approval of a distribution based on Unforeseeable Financial Emergency; (iv) the first day of the first Plan year after the Participant changes status and is no longer an Employee (e.g. becomes a per diem employee); or (v) upon determination by the Committee, in its sole discretion, with respect to any one or more Participant(s), that that Participant shall no longer be an eligible Participant for future deferrals, effective at the beginning of the next Plan Year after notice of revocation of participation is delivered to the Participant. Cessation of deferrals pursuant to this Section shall not constitute a termination of the Plan, and the rights of affected Participants to interest crediting and distribution of Account Balances shall not be affected by cessation or suspension of the right to defer.

2.5	Reemployment During Plan Year. If a Participant experiences a Termination of Employment or Retirement, such Participant’s deferrals shall cease as of the effective date of such Termination of Employment or Retirement and shall not resume in the event of reemployment as an Employee during the Plan Year. A Participant who is reemployed by an Employer after experiencing a Termination of Employment or Retirement shall be permitted to re-enroll in the Plan and make a new deferral election during the first Annual Enrollment Period to occur following the effective date of reemployment, provided that the other eligibility requirements in Section 2.1 are met.

ARTICLE 3

DEFERRALS, CONTRIBUTIONS AND INTEREST CREDITING

3.1	Maximum Deferrals. For each Plan Year, a Participant may elect to defer (i) any whole percentage of his or her Base Annual Salary that would otherwise be paid during the Plan Year, up to a maximum limit of 25% of such Base Annual Salary; and (ii) a percentage of his or her Annual Short-Term Incentive that relates to services performed during the Plan Year, up to a maximum limit of 100% of such Annual Short-Term Incentive. The Committee shall permit a separate election to be applied to the Annual Short-Term Incentive, provided that such election must be made prior to the first day of the Plan Year during which related services are performed, despite the fact that STI for that Plan Year would not otherwise be paid until the Plan Year following the year in which services are performed. To the extent that any Base Annual Salary related to the last payroll period of a Plan Year is otherwise paid on a date in the following Plan Year, the deferral election in place for the year in which the Base Annual Salary is, absent a deferral election, otherwise payable will apply to such amount, rather than the year in which the payroll period ends. All amounts deferred under this Section 3.1 shall at all times be fully vested and nonforfeitable.

3.2	Employer Contribution—Matching.

(a)	Subject to an Employer’s right to amend or terminate the Plan and applicable limitations herein, as of the last day of each pay period, each Employer shall credit to the Account Balance of each Participant an amount equal to: (i) the contribution that would be calculated under the matching contribution formula in effect for the Plan Year under the 401(k) plan of the Employer for which the Participant is eligible, using the maximum amount of compensation that may be used to determine contributions under such 401(k) plan pursuant to the limit established in Code Section 401(a)(17), less (ii) the amount the Participant would receive during the Plan Year as a matching contribution under such 401(k) plan if the Participant had contributed the maximum amount of elective deferral contributions permissible under the administrative provisions of the 401(k) plan for persons of the Participant’s status (e.g. those who are “highly compensated”).

For example, assume a Participant whose combined Base Annual Salary and Annual Short-Term Incentive (as defined in this Plan) equals $220,000 for the Plan Year elects to defer 5% of this amount under this Plan, and the 401(a)(17) limit on compensation for the Plan Year is $205,000, and the 401(k) plan’s announced administrative limit on elective deferral contributions by highly compensated employees is 5% of compensation, and the 401(k) plan matching contribution formula in effect for the Plan Year is 25 cents per dollar deferred, on up to the 6% of compensation. For this Participant, the matching contribution in this Plan would be 25 cents per dollar deferred from Base Annual Salary and Annual Short-Term Incentive under this Plan, up to 1% of $205,000 of the Participant’s compensation as defined in the 401(k) plan, or $512.50, without regard to whether the Participant actually defers the 5% of compensation permitted under the 401(k) plan or receives a matching contribution thereon under the 401(k) plan.

(b)	Subject to Section 3.2(c), all amounts received under Section 3.2(a) shall be at all times fully vested and nonforfeitable.

(c)	Notwithstanding any other provision of this Plan including Section 3.2(b), the Committee shall have the right in its sole discretion to cause any or all of the Employer contributions credited to an Account Balance, including earnings, to be forfeited if the Committee at any time determines that:

(i)	The Participant has divulged Employer confidential information to the competitors of the Employer which is detrimental to the Employer; or

(ii)	The Participant has engaged in criminal conduct which is detrimental to the Employer.

3.3	Election to Defer. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make a deferral election by delivering a completed Election Form to the Committee during the appropriate Annual Enrollment Period, which Election form must be timely received and accepted by the Committee for a valid election to exist. For each succeeding Plan Year, the Participant must deliver a new completed Election Form to the Committee during the Annual Enrollment Period for the Plan Year, which Election Form must be timely received and accepted by the Committee for a valid election to exist. If no Election Form is timely delivered for a Plan Year, no deferrals shall be made with respect to the Participant for that Plan Year. In no event may a Participant make a valid deferral election for any amount of Base Annual Salary or Annual Short-Term Incentive at any time after the close of the Annual Enrollment Period for the Plan Year or portion thereof when the services are performed to which such amount of Base Annual Salary or Annual Short-Term Incentive relate.

3.4	Withholding of Deferral Amounts. For each Plan Year, the Base Annual Salary portion of a Participant’s Annual Deferral Amount shall be withheld and credited to the Plan each payroll period in accordance with the Participant’s elected percentage of Base Annual Salary. The Annual Short-Term Incentive portion of the Annual Deferral Amount shall be withheld and credited to the Plan at the time the Annual Short-Term Incentive (if any) otherwise would be paid to the Participant.

3.5	Interest Crediting—Ongoing. The rate of interest for crediting in all cases shall be the Crediting Rate. Interest shall be credited and compounded monthly on a Participant’s Account Balance as if the Participant’s Annual Deferral Amount and Employer contribution amounts credited during a month were made in two equal installments, one on the first day of the month and one on the last day of the month.

3.6	Interest Crediting—In Month of a Distribution. In the case of a Participant who receives a lump sum distribution of his or her entire Account Balance during a month, such distribution shall be treated for purposes of interest crediting as if the distribution were made on the first day of the month, and no interest shall be credited for the partial month prior to the date on which the distribution occurs. In the case of a Participant who receives a partial distribution of his or her Account Balance pursuant to Article 5 during a month, the partial distribution amount shall be deducted from the Participant’s Account Balance for purposes of future interest crediting as if such partial distribution were made on the first day of the month.

3.7	Installment Distribution Determination. In the event that a distribution is to be made in the form of installment payments under Article 6 or Article 8, the amount of each installment payment shall be calculated by amortizing the Participant’s Account Balance, in equal monthly installment payments over the term of the specified payment period (beginning on the date that installment payments are to commence), using an interest rate that is equal to the Crediting Rate for the Plan Year in which installment payments commence.

For the January payment in each Plan Year, the Participant’s undistributed Account Balance shall be re-amortized based on the prior Plan Year-end Account balance, using the Crediting Rate applicable to such Plan Year, and the remaining installment term. For example, if the Crediting Rate established for the 2005 Plan Year (based on the October 2004 rate) is 4%, and the installment period applicable is 60 months, and the Account Balance as of the beginning of payments on 2/1/05 is $60,000, then each payment for the remainder of 2005 will be $1,101.32. At the end of 2005, if the Participant’s Account Balance is $ 49,877.51, and the 2006 crediting rate is 5%, payments in 2006 will be $1,122.79 per month.

3.8	FICA and Other Employment Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld, a Participant’s Employer shall ratably withhold the Participant’s share of FICA and other employment taxes related to the Annual Deferral and any match thereon, from that portion of the Participant’s Base Annual Salary and Annual Short-Term Incentive that is not deferred and is actually paid to the Participant. If necessary, the Committee shall reduce the Participant’s Annual Deferral Amount in order to comply with this Section 3.8.

ARTICLE 4

DISTRIBUTION EVENTS

4.1	Limited Events Triggering Distribution. Except as otherwise provided herein, a Participant or Beneficiary shall be entitled to a distribution of the Participant’s Account Balance only upon the occurrence of one of the following events: (i) the Participant’s Retirement or Termination of Employment (including on account of and when determined based on Disability); (ii) the Participant’s Death; and (iii) the occurrence of an Unforeseeable Financial Emergency, as determined by the Committee in accordance with Section 409A of the Code, but only to the extent such distribution is necessary to relieve the Unforeseeable Financial Emergency. Distributions to a Participant on account of Retirement and distributions to a Participant on account of Termination of Employment for reasons other than Retirement or death shall be made in accordance with Article 6. Distributions to a Beneficiary on account of the death of a Participant shall be made in accordance with Article 7. Distributions to a Participant on account of Unforeseeable Financial Emergency shall be made in accordance with Article 5.

4.2	Delayed Payment for Specified Employees. Notwithstanding anything herein to the contrary, in the case of a Participant who is a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i) (or any successor thereto, using the prior calendar year as the determination period) at the time a distribution on account of Retirement or Termination of Employment would otherwise take place, the distribution shall not commence earlier than six months after the effective date of the Participant’s Retirement or Termination of Employment.

4.3	Reemployed Participants. If a Participant who is receiving a benefit in the form of installment payments is reemployed by an Employer before the distribution is complete, installment payments shall cease upon the effective date of the Participant’s reemployment and shall not recommence until the Participant again qualifies for a distribution pursuant to this Article 4.

4.4	Payments Delayed in Certain Circumstances. Notwithstanding anything herein to the contrary, any payment due to a Participant or Beneficiary on a date specified under Article 5, 6, 7, 8 or 12 shall be delayed for all similarly situated Participants, on a reasonably consistent basis: (i) if the Committee reasonably anticipates that an Employer’s deduction with respect to the payment otherwise would be reduced or eliminated by application of Code Section 162(m), some or all of the payment may be delayed but only for the period and in the amount, as provided in Treas. Reg. §1.409A-2(b)(7)(i); and (ii) if the Committee reasonably anticipates that making the payment will violate Federal securities law or other applicable laws, then the payment will not be made until the earliest date on which the Committee reasonably anticipates that the payment will not cause any such violation, provided that for purposes of this Section, inclusion of any amount in gross income or the application of any penalty or other provision of the Code shall not be considered a violation of applicable law; and (iii) upon the happening of any other event or condition the Internal Revenue Service may provide in applicable future guidance.

ARTICLE 5

DISTRIBUTIONS ON ACCOUNT OF

UNFORESEEABLE FINANCIAL EMERGENCY

If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a partial or full distribution of his or her Account Balance from the Plan. The petition shall be accompanied by such documentation in support of the existence of an Unforeseeable Financial Emergency as the Committee shall require. The distribution shall not exceed the lesser of (i) the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit; and (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus any amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship resulting from the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If the Committee in its sole discretion and in accordance with the Code and Treas. Reg. §1.409A-3(i)(3) approves the petition for a distribution, the distribution shall be made within 90 days after the date of approval. If a Participant receives a distribution pursuant to this Article 5, the Participant’s deferral election shall be cancelled for the remainder of the Plan Year. Such Participant shall be permitted to make a new deferral election during the Annual Enrollment Period for the next following Plan Year, provided that the Participant is otherwise eligible to make deferrals under the Plan.

ARTICLE 6

RETIREMENT BENEFIT AND TERMINATION BENEFIT

DISTRIBUTIONS

6.1	Retirement Benefit. A Participant who qualifies for and takes Retirement shall receive a complete distribution of his or her Account Balance as a Retirement Benefit.

6.2	Termination Benefit. A Participant who experiences a Termination of Employment prior to his or her Retirement or death shall receive a complete distribution of his or her Account Balance as a Termination Benefit.

6.3	Form of Retirement Benefit and Termination Benefit Distributions. Each Participant, in connection with his or her commencement of participation in the Plan or otherwise as provided in Section 6.6, shall elect on an Election Form to receive any Retirement Benefit or Termination Benefit to which the Participant may become entitled in a lump sum or in one of three installment payment forms. A Participant may elect an installment distribution that will pay roughly equal monthly installments (determined in accordance with Section 3.7 above) over a period of 5, 10, or 15 years. If any Participant fails to elect a payment form in connection with his participation in the Plan, any Retirement Benefit or Termination Benefit payable to the Participant will be distributed in a single lump sum. A Participant who is entitled to any Retirement Benefit or Termination Benefit payments on or before December 31, 2008 will continue to receive installment payments over the number of years the Participant previously elected, provided that any provisions of the Second Amendment and Restatement regarding a switch from monthly installments to annual installments, and a change in the amount of the annual installments if the annual installments were less than $1,000, will not be given effect, and such Participants will receive monthly installments of their Retirement Benefit or Termination Benefit.

6.4	Timing of Retirement Benefit and Termination Benefit Distributions. The “designated payment date,” for distributions after Retirement or Termination of Employment hereunder, within the meaning of guidance under Code Section 409A, shall be (or begin) 90 days after Retirement or Termination of Employment (6 months for a “specified employee;” see Article 4) A series of monthly installment payments shall be treated as the entitlement to a single payment for purposes of Section 409A of the Code and Article 8 hereof.

6.5

Small Account Balance Cashouts. Notwithstanding Sections 6.3 and 6.4, a Participant with an Account Balance in this and all other Plans of the Employer with which it must be aggregated under Treas. Reg. § 1.409A-1(c)(2), of not more than $15,500 (or, if the IRS approves in subsequent guidance, any other amount applicable under Code Section 402(g)(1)(B) from time to time), at either the date payments are to commence, or at the time of any subsequent installment date thereafter, will be paid the Participant’s total remaining benefit in a single lump sum regardless of any previous payment form designation or election. A Participant who is entitled to any Retirement Benefit or Termination Benefit payments on or before December 31, 2008 will also be subject to this Section 6.5, and may receive a lump sum payment pursuant to the provisions of this Section 6.5 at the time of any subsequent installment date.

6.6	Special 2008 Payment Form Election for Retirement Benefit Distributions. Notwithstanding any provision of the Plan to the contrary, any Participant who has an Account Balance in the Plan as of October 1, 2008, and who does not otherwise become entitled to a payment under this Plan during 2008 (without regard to the special election in this Section), shall have an opportunity to make a new election to receive any Retirement Benefit or Termination Benefit to which the Participant may become entitled in 2009 and thereafter in any of the payment forms described in Section 6.3. Such election must be made, in the form prescribed by the Committee, on or before December 31, 2008 and shall apply to the Participant’s entire Account Balance under the Plan, including any amounts accrued under the 1998 Plan or prior to the Third Restatement effective date. No election made under this Section 6.6 shall be given effect if the Participant is entitled to any Retirement Benefit or Termination Benefit payments on or before December 31, 2008, and, except as provided in Article 8, any such election shall be considered irrevocable as of December 31, 2008. To the extent that any Participant who is not entitled to receive any Retirement Benefit or Termination Benefit payments on or before December 31, 2008 fails to elect a payment form on or before December 31, 2008, any Retirement Benefit or Termination Benefit payable to the Participant will be distributed in a single lump sum, without regard to any elections made prior to that date.

ARTICLE 7

DEATH BENEFIT DISTRIBUTIONS

7.1

Death Prior to Retirement or Termination of Employment. If a Participant dies prior to Retirement or Termination of Employment, the Participant’s Beneficiary shall be entitled to a complete distribution of the Participant’s Account Balance as a Death Benefit, paid to the Beneficiary in a lump sum by the “Payment Date.” The lump sum provided for in this Section, and the acceleration of payments in the event of death provided for in Section 7.2, shall not apply to an account balance accumulated under the 1998 Plan, if the death of the Participant occurs in 2006; in that case, the election form previously filed under the 1998 Plan shall control. The Payment Date specified in this Section shall be the 90th day after death, provided the Committee has receive satisfactory proof of death, and unless additional documentation is necessary to determine a Beneficiary, in which case the Payment Date may be delayed until not later than the 15th day of the third calendar month after that 90th day, or, if later, the end of the calendar (tax) year in which that 90th day falls.

7.2	Death Prior to Completion of Installment Payments. If a Participant who is receiving or is entitled to receive a Retirement Benefit or Termination Benefit in the form of installment payments dies after Retirement or Termination of Employment but before the distribution of installment payments is complete, the Participant’s Beneficiary shall receive the undistributed portion of the Participant’s Account Balance as a Death Benefit, paid to the Beneficiary in a lump sum at the Payment Date defined in Section 7.1 above.

ARTICLE 8

ELECTION TO CHANGE FORM AND TIMING

OF RETIREMENT BENEFIT OR TERMINATION BENEFIT

A Participant may make one election to change the form or the time when payments are to begin hereunder. Any such change shall be irrevocable 30 days following the Committee’s receipt of the change election, but shall not be effective except as follows:

(a)	the change election may not take effect until at least 12 months after the date on which the election is made; and

(b)	the designated payment date (or date installments begin) must be changed to a date that is no more or less than five years after the date such payment would otherwise have been made or the installment stream would have begun.

So, for example, if a Participant has elected installment payments over 10 years, and later wishes to elect a lump sum payment, such change election shall be effective if, and only if, no payment triggering event (i.e, termination of employment) occurs within the 12 months after the change election is made, and the change election recognizes that the lump sum will be paid 5 years after the installments would otherwise have begun under Article 6. Similarly, if a Participant who has elected a lump sum wishes to elect installments, or wishes to defer payment and taxation until a date later than 90 days after Termination of Employment or Retirement, that Participant may make a change election to receive either a lump sum or installments over 5, 10 or 15 years, which payment does not begin until 5 years and 90 days after Termination of Employment or Retirement.

ARTICLE 9

DISABILITY

9.1	Effect of Disability on Deferrals. If a Participant experiences a Disability, no deferrals shall be made under the Plan during the period in which the Participant is not receiving any payments of Base Annual Salary or Annual Short Term Incentives due to such Disability. If the Participant returns to active employment with his or her Employer during the Plan Year in which the period of Disability began, withholding of deferrals shall resume, provided that a deferral election was properly made for such Plan Year pursuant to Article 3. The Participant shall be permitted to make additional deferral elections during any Annual Enrollment Period that occurs during such period of Disability, provided that the Participant is otherwise eligible to make deferral elections during such Annual Enrollment Period; provided however that deferrals shall not commence pursuant to such election until the Disability ceases and the Participant returns to active employment with his or her Employer. If the Participant returns to active employment during a Plan Year for which no deferral election was properly made in accordance with Article 3, no deferrals shall be made for the remainder of such Plan Year.

9.2	Effect of Disability on Distribution Rights. A Participant who experiences a Disability shall, for all purposes under this Plan, continue to be considered to be employed by his or her Employer and shall not be entitled to a distribution from the Plan as provided under Article 4, until the Committee determines when, for purposes of this Plan, the Participant has experienced a Termination of Employment or Retirement.

ARTICLE 10

BENEFICIARY DESIGNATION

10.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (primary as well as contingent) to receive any Death Benefit payable under the Plan to a beneficiary. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2	Beneficiary Designation, Change. A Participant shall designate his or her Beneficiary by completing a Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary designation by completing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

10.3	Receipt by Committee. No designation or change in designation of a Beneficiary shall be effective until received and accepted by the Committee or its designated agent. The Committee may reject an ambiguous or incomplete designation in its discretion.

10.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary in accordance with this Article 10, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be paid to the care of the executor or personal representative of the Participant for the benefit of the Participant’s estate. A person designated as beneficiary by the Participant, whether primary or contingent, must, if the beneficiary designation does not specifically provide to the contrary, survive the Participant until at least the “Payment Date” in order for that Beneficiary to be entitled to be paid the benefit or the portion thereof then due.

10.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the satisfaction of the Committee.

10.6	Discharge of Obligations. The distribution of a Death Benefit to a Beneficiary shall fully and completely discharge the Committee and all Employers from all further obligations under this Plan with respect to the Participant.

ARTICLE 11

LEAVE OF ABSENCE

11.1	Paid Leave of Absence. A Participant who is on a paid leave of absence duly authorized by the Participant’s Employer for any reason shall continue to be considered employed by the Employer for the duration of such leave of absence, to the extent permitted under Code Section 409A, and shall be entitled to a distribution only when the Participant is deemed to experience a Retirement or Termination of Employment under this Plan, or otherwise as provided under Article 4. Such Participant’s Annual Deferral Amount shall continue to be withheld from his or her Base Annual Salary and Annual Short-Term Incentive during the paid leave of absence, in accordance with Article 3.

11.2	Unpaid Leave of Absence. A Participant who is on an unpaid leave of absence duly authorized by the Participant’s Employer for any reason shall continue to be considered employed by the Employer for the duration of such leave of absence, to the extent permitted under Code Section 409A, and shall be entitled to a distribution only when the Participant is deemed to experience a Retirement or Termination of Employment under this Plan, or otherwise as provided under Article 4. No deferrals shall be made under the Plan during any period in which the Participant is not entitled to receive payments of Base Annual Salary or Annual Short-Term Incentive (as the case may be) due to such unpaid leave of absence. If the Participant returns to active employment with his or her Employer during the Plan Year in which the leave of absence began, withholding of deferrals at the previously-elected rate shall resume, provided that a deferral election was properly made for such Plan Year pursuant to Article 3. The Participant shall be permitted to make additional deferral elections during any Annual Enrollment Period that occurs during such leave of absence, provided that the Participant is otherwise eligible to make deferral elections during such Annual Enrollment Period; provided, however, that deferrals shall not commence in accordance with such election until the Participant returns to active employment with his or her Employer. If the Participant returns to active employment during a Plan Year for which no deferral election was properly made in accordance with Article 3, no deferrals shall be made for the remainder of such Plan Year.

ARTICLE 12

TERMINATION, AMENDMENT OR MODIFICATION OF THE PLAN

12.1

Termination of the Plan. The Company reserves the right to terminate the Plan by the action of its Board of Directors and distribute the Account Balances of all Participants as provided in Section 12.1 (a), (b) or (c), or under such other circumstances as permitted under guidance published by the Internal Revenue Service under Code Section 409A. If the Company terminates the Plan, no further deferrals or matching contributions shall be made, and the Account Balance of all Participants will be determined as if the Participant had experienced a Termination of Employment on the date of Plan termination or, if Plan termination occurs after the date upon which the Participant becomes eligible for

Retirement, as if the Participant had retired on the date of Plan termination, and paid to the Participant as described in the applicable subsection below. Except as otherwise provided in this Section 12.1, the termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of the Plan’s termination.

(a)	Corporate Dissolution or Bankruptcy. The Company may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all Account Balances are distributed and included in the gross incomes of Participants and Beneficiaries in the later of (1) the calendar year in which the Plan termination occurs or (2) the first calendar year in which the payment is administratively practicable.

(b)	Change in Control. The Company may terminate the Plan within 30 days before or 12 months after a Change in Control Event, provided that all Account Balances are distributed within 12 months of the effective date of termination, and that any substantially similar deferred compensation arrangements maintained by the Company or any Employer also are terminated with all deferred amounts distributed within 12 months of termination. For purposes of this Section, a “Change in Control Event” means a change in control of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, the occurrence of which is objectively determinable, all within the meaning of Code Section 409A and applicable guidance issued thereunder.

(c)	Elimination of Account-Based Deferred Compensation Arrangements. The Company may, in its sole and complete discretion, terminate this Plan at any time, provided that (1) the termination is not made in the presence of the downturn in the financial health of the Employer; (2) the Company or any other Employer terminate any and all other nonqualified deferred compensation plans or arrangements that would be required to be aggregated with this Plan under Code Section 409A and guidance issued thereunder; (3) no payments are made to any Participant or Beneficiary under this Plan within 12 months after the effective date of the Plan’s termination, except to the extent payments are otherwise due under Article 5, 6, 7 or 8; (4) all Account Balances are completely distributed within 24 months of the effective date of the Plan’s termination; and (5) neither the Company nor any Employer may adopt or maintain another plan or arrangement that would be required to be aggregated with this Plan under Code Section 409A for a period of at least three years after the date all necessary actions to terminate this Plan are made.

12.2

Amendment. The Company may, at any time and for any reason, amend or modify the Plan in whole or in part by the action of its Board of Directors, and the Committee (or, if so delegated, the Retirement Committee of the Company) may make any amendment determined to be required to conform the Plan to the requirements of Code Section 409A in order to avoid income taxation to Participants of amounts accumulated hereunder until actually paid to Participants. No amendment or modification shall have the effect of reducing the value of a Participant’s Account Balance in existence at the time the amendment or modification is made (calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification; or, if the amendment or modification occurs after the date upon which the Participant becomes eligible for Retirement, the Participant had retired as of the effective date of the amendment or modification). Except with respect to Company rights to accelerate payment of benefits upon Plan termination in the preceding section, no amendment or modification of the Plan shall affect the rights of any Participant or Beneficiary who is entitled to a distribution under the Plan as of the effective date of the amendment or modification.

12.3	Effect of Payment. The complete distribution of a Participant’s Account Balance under Article 6, 7, 8 or 12 of the Plan shall completely discharge all obligations to the Participant and his or her designated Beneficiaries under this Plan.

ARTICLE 13

ADMINISTRATION

13.1	Committee Duties. This Plan shall be administered by the Executive Compensation Committee of the Board. Any Employee who is a member of the Committee shall not be prohibited from being a Participant in this Plan solely by reason of membership in the Committee. The Committee shall have the authority in its sole discretion (i) to make, amend, interpret and enforce such rules and regulations for the administration of this Plan as it deems necessary or appropriate; and (ii) to decide or resolve any and all questions, including claims for benefits, and make any interpretations with respect to the Plan that may arise in connection with the Plan. Notwithstanding the foregoing, the Board or the Committee may in its discretion, delegate to the Retirement Committee of the Company (as defined in the Kindred 401(k) Plan) any or all of its responsibilities hereunder, in which event the actions of such Retirement Committee shall have the same force and effect as if taken by the Committee.

13.2	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

13.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.4	Indemnification of the Committee. All Employers shall indemnify and hold harmless the members of the Committee, and in the event of delegation of responsibility to the Retirement Committee of the Company, the members of the Retirement Committee, and each of them against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

13.5	Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 14

OTHER BENEFITS AND AGREEMENTS

The benefits provided for a Participant or Beneficiary under the Plan are in addition to any other benefits available to such Participant or Beneficiary under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 15

CLAIMS PROCEDURES

15.1	Presentation of Claim. Any Participant or Beneficiary who believes that he or she is entitled to benefits under the Plan in an amount greater than those received (a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. Any claim that relates to the contents of a notice received by the Claimant from the Plan must be made within 60 days after such notice was received by the Claimant. Any other claim must be made within 180 days of the date on which the event that gave rise to the claim occurred. All claims must state with particularity the determination desired by the Claimant.

15.2	Notification of Decision. The Committee shall consider a Claimant’s claim and shall notify the claimant in writing of its determination within a reasonable amount of time and not later than 90 days from the date on which the claim was filed, unless special circumstances require an extension of time, in which case the Committee shall notify the Claimant of its determination within 180 days of the date on which the claim was filed. In the event that special circumstances require an extension of time, the Claimant will be provided with written notice of the extension within the initial 90-day period, which notice shall explain the circumstances requiring an extension and provide the date on which the Committee expects to render a decision on the claim. If notice is not provided within the required time period, the claim shall be deemed denied. Notice of the Committee’s determination shall provide either:

(a)	that the Claimant’s requested determination has been made and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion that is contrary, in whole or in part, to the Claimant’s requested determination, in which case such notice shall set forth in a manner calculated to be understood by the Claimant:

(i)	specific reason(s) for the denial of the claim or any part thereof;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 15.3 below, including applicable time limits and a statement of such Claimant’s right to bring a civil action under Section 502(a) of ERISA in the event that the denial is upheld on review.

15.3	Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, (or 60 days after the claim is deemed denied) a Claimant (or the Claimant’s duly authorized representative) may file with the Board (or, if the initial adjudication of the claim was delegated to the Retirement Committee of the Company, then to the Committee) (the “Appeal Committee”) a written request for a review of the denial of the claim. Thereafter, the Claimant (or the Claimant’s duly authorized representative) shall have the right to:

(a)	review documents pertinent to the claim;

(b)	submit written comments or other documents or information; and

(c)	request a hearing, which the Appeal Committee in its sole discretion may grant or deny.

When reviewing a denied claim, the Appeal Committee shall take into account all comments, documents, records and other information submitted by the Claimant (or his or her duly authorized representative) and relating to the claim, without regard to whether such material or information was considered during the initial benefit determination.

15.4	Decision on Review. The Appeal Committee shall render a decision on review within a reasonable period of time and not later than 60 days after the written request for review is filed, unless a hearing is held or other special circumstances require additional time, in which case the Appeal Committee must provide the Claimant with written notice of the extension within the initial 60-day period and must render a decision within 120 days after the written request for review is filed. Any notice of extension must describe the circumstances requiring the extension and provide a date by which the Appeal Committee expects to render a decision. If notice is not provided within the required time period, the claim is deemed denied. Notice of the decision on review shall be written in a manner calculated to be understood by the Claimant and, if the claim was denied in whole or in part, shall contain:

(a)	specific reason(s) for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim; and

(d)	a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

15.5	Legal Action. Compliance by a Claimant with the foregoing provisions of this Article 15 shall be a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 16

TRUST

16.1	Establishment of Trust. The Company may in its sole discretion establish a Trust for the Plan and in that event the Employers shall transfer over to the Trust such assets as the Employers determine, in their sole discretion, are necessary to assist in providing funds to meet the Employers’ liabilities created hereunder. The establishment of a Trust pursuant to this Section 16.1 shall not have the effect of changing the Plan’s unfunded status for purposes of ERISA.

16.2	Interrelationship of the Plan and Trust. If the Company establishes a Trust pursuant to Section 16.1, the provisions of the Plan shall govern the rights of a Participant or Beneficiary to receive distributions under the Plan. The provisions of the Trust shall govern the respective rights of the Employers, Participants and Beneficiaries, and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 17

PROVISIONS RELATED TO OTHER EMPLOYERS

PARTICIPATING IN THE PLAN

17.1	General. Any Employer that, with the Board’s consent, adopts this Plan shall be a “Participating Employer.” Each Participating Employer shall be subject to the terms and conditions of this Plan as in effect at the effective date of adoption by the Participating Employer and as subsequently amended from time to time by the Company, subject to such modifications as are set forth in the document evidencing the Participating Employer’s adoption of the Plan. Unless the context of the Plan clearly indicates to the contrary, the term “Employer” shall be deemed to include each Participating Employer as relates to its adoption of the Plan. When an entity ceases to be an Employer because it is no longer a part of the Company or it is no longer managed by an entity in the Company’s controlled group, the entity shall cease to be a Participating Employer.

17.2	Single Plan. This Plan shall be deemed to be a single plan of all Employers that have adopted this Plan. Employees may be transferred among Participating Employers or may be employed simultaneously by more than one Participating Employer, and no such transfer or simultaneous Employment shall effect a Termination of Employment or be deemed a Retirement of an Employee.

17.3	Company as Agent. Each Participating Employer shall be deemed to have designated irrevocably the Company as its sole agent for all purposes relating to the operation and administration of the Plan and for the purpose of amending the Plan. The Committee shall make any and all rules and regulations which it shall deem necessary or appropriate to effectuate the purpose of this Article 17, and such rules and regulations shall be binding upon the Company, the Participating Employers, the Participants and their Beneficiaries.

17.4	Termination of Participation. A Participating Employer may at any time terminate this Plan with respect to its participating Employees by action of its board of directors to that effect, a certified copy of which shall be delivered to the Committee, and the continuation of the Plan by the Company and other Participating Employers shall not be affected. Upon termination of its participation in the Plan, a Participating Employer shall have discretion to accelerate payment of benefits to its participating Employees as described in Section 12.1(a) or (b) in the event of a corporate dissolution, bankruptcy or change in control, and otherwise in accordance with Section 12.1(c) only if the Participating Employer is no longer considered a member of a controlled group or under common control with the Company under Section 414(b) and (c) of the Code. The termination of the Plan with respect to a Participating Employer’s Employees shall not effect a termination with respect to an Employee of the Company or another Participating Employer if such Employee was not employed by the terminating Participating Employer on the effective date of the termination, even though he may have been employed by the terminating Participating Employer at an earlier date, and shall not entitle any Participant to a distribution until one of the events described in Article 4 has occurred, unless the Participant receives a distribution pursuant to the terminating Participating Employer’s right to accelerate payment of benefits upon termination of its participation in the Plan under this Section.

ARTICLE 18

MISCELLANEOUS PROVISIONS

18.1	Unsecured General Creditor Status. No Participant or Beneficiary, or any of their heirs, successors or assigns, shall have any legal or equitable right, interest or claim to any property or assets of any Employer. Any and all of each Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future, and a Participant shall have only an unsecured contractual right to the amounts, if any, that may become payable hereunder, against the Company or a particular Employer.

18.2	Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by this Plan document. An Employer shall have no obligation to any Participant under the Plan except as expressly provided in this Plan document.

18.3	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. The preceding sentences shall apply to the creation, assignment or recognition of any right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined by the Committee or its agent to be a qualified domestic relations order, as defined in Section 414(p) of the Code. Payment will be made to an alternate payee under a qualified domestic relations order at the time and in the form provided in the order, provided, however, that no order that attempts to provide for a payment form not otherwise available under the Plan will be considered a qualified domestic relations order or accepted by the Plan. An order will not be deemed not to be qualified merely because it provides for payment of the alternate payee’s interest at a time when the Participant is not yet entitled to a distribution. Nothing in this Section 18.3 gives any Participant a right to receive a distribution prior to the occurrence of one of the events described in Article 4.

18.4	No Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and any Participant. Such employment hereby is acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided otherwise in a separate written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

18.5	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

18.6	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were also in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

18.7	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

18.8	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Kentucky without regard to its conflicts of laws principles, and in all events shall be construed and interpreted to conform to the requirements of Code Section 409A in order to avoid income taxation of amounts payable hereunder unless and until distributed to Participants.

18.9	Notices. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below, or given in accordance with such other method as deemed acceptable by the Committee:

Kindred Healthcare, Inc.

Attention: General Counsel

680 South Fourth Street

Louisville, KY 40202

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant or Beneficiary under this Plan shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Participant.

18.10	Successors. The provisions of this Plan shall bind and inure to the benefit of each Employer and its successors and assigns and each Participant and the Participant’s designated Beneficiaries.

18.11	Spouse’s Interest. Any interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant upon the death of the spouse and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under any law of intestate succession.

18.12	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit pursuant to this Section 18.12 shall be a payment for the account of the Participant or Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

18.13	Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party.

18.14	Distribution in the Event of Taxation.

(a)	General. Notwithstanding any provision of the Plan to the contrary, if for any reason all or any portion of a Participant’s Account Balance under this Plan becomes income-taxable to the Participant pursuant to Section 409A of the Code, the Company shall distribute to the Participant an amount equal to the amount so required to be included in income (but not more than the Participant’s unpaid vested Account Balance under the Plan). Further, if and to the extent state, local or foreign taxes arise due to a Participant’s participation in this Plan prior to the time benefits are otherwise due hereunder, the Company may distribute to the Participant, or withhold and remit on his behalf, the taxes so due, plus any income tax withholding required by Code Section 3401 on such amount, but no more than those taxes due and related withholdings. Any distribution made pursuant to this Section 18.14(a) shall be made 90 days after the date on which the Participant becomes so taxable. Such a distribution shall affect and reduce any benefits payable to the Participant under this Plan.

(b)	Trust. If the Company establishes a Trust pursuant to Article 16, the Trust is terminated and benefits are distributed from the Trust to a Participant, the Participant’s benefits under this Plan shall be reduced to the extent of such distribution.

18.15	Taxes and Withholding. A Participant’s Employer(s) or the trustee of the Trust, if any, established pursuant to Article 16 may withhold from any distribution under this Plan any and all income and employment taxes required to be withheld by applicable law, with respect to the Participant.

18.16	Severability. If and to the extent any provision hereof is held to be void or unenforceable, the Plan shall remain in full force and effect with such provision severed as though such provision had not been included in the original Plan.

18.17	Accounts Accumulated Prior to December 31, 2004. Account Balances accumulated prior to December 31, 2004, along with all interest credited thereto, were separately accounted for under this Plan, with the provisions of the 1998 Plan (including any payment elections thereunder) controlling their disposition until the adoption of the Second Amendment and Restatement of the Plan. Effective upon the adoption of the Second Amendment and Restatement of the Plan, the provisions set forth in the Second Amendment and Restatement controlled all Account Balances regardless of when such funds were accumulated. The provisions of this Third Amendment and Restatement of the Plan will continue to control all Account Balances regardless of when such funds were accumulated.

IN WITNESS WHEREOF, the Company has caused this Third Amendment and Restatement of the Plan to be executed, effective as of January 1, 2009, but actually on the date set forth below.

KINDRED HEALTHCARE, INC.

By:	Richard E. Chapman
Title:	Chief Administrative and Information Officer, and Executive Vice President
Date:	November 4, 2008